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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 of 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2004

IRON MOUNTAIN INCORPORATED
(Exact name of registrant as specified in its charter)

PENNSYLVANIA (State or other jurisdiction of incorporation)	1-13045 (Commission File Number)	23-2588479 (IRS Employer Identification No.)

745 Atlantic Avenue
Boston, Massachusetts 02111
(Address of principal executive offices, including zip code)

(617) 535-4766
(Registrant's telephone number, including area code)

Item 5. Other Events and Regulation FD Disclosure

        On January 7, 2004, we announced a proposed offering of £125 million in aggregate principal amount of Senior Subordinated Notes due 2014. We priced the offering on January 15, 2004 and will issue £150 million of our 7 1/4% Senior Subordinated Notes due 2014 at 100% of par. The net proceeds to us are expected to be £146.9 million, after paying the initial purchasers' discounts and commissions and estimated expenses. We intend to use the net proceeds from the offering to fund our offer to acquire Mentmore plc's 49.9% equity interest in Iron Mountain Europe Limited at a purchase price of £82.5 million, including the repayment of trade and working capital funding Iron Mountain Europe owes to Mentmore plc (the "Acquisition"), as previously disclosed in our Current Reports on Form 8-K dated December 10, 2003 and January 7, 2004, and for general corporate purposes, including the possible repayment of outstanding borrowings under our revolving credit facility, the possible repayment of other indebtedness and possible future acquisitions and investments (such offering, including the intended use of net proceeds, is hereinafter referred to as the "January 2004 Debt Offering"). A copy of our press release regarding the pricing is being filed as exhibit 99.1 to this report.

        The notes are being sold only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S of the Securities Act of 1933. The notes have not been and will not be registered under the Securities Act of 1933 or under the securities laws of any jurisdiction, and, unless so registered under the Securities Act of 1933, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws or the securities laws of other jurisdictions. This Form 8-K does not constitute an offer, offer to sell, or solicitation of an offer to buy any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful.

        In December 2003, we completed an underwritten public offering of $170 million in aggregate principal amount of our 6 5/8% Senior Subordinated Notes due 2016 at a price to investors of 96.5% of par, plus accrued interest from June 20, 2003. Our net proceeds of $161.3 million, after paying underwriters' discounts and commissions and transaction fees, were used to redeem $65 million in aggregate principal amount of the outstanding 8 1/8% Senior Notes due 2008 of Iron Mountain Canada Corporation, our wholly owned subsidiary, at a purchase price equal to $1,043.13 per $1,000 principal amount of 8 1/8% Senior Notes, plus accrued and unpaid interest to the date of purchase, and the remainder was used to repay borrowings under our revolving credit facility (such offering and the related use of net proceeds are hereinafter referred to as the "December 2003 Debt Issuance"). We will record a charge to other (income) expense, net of $7.2 million ($4.6 million, net of tax) in the fourth quarter of 2003 related to the early retirement of the 8 1/8% Senior Notes, which consists of redemption premiums and transaction costs, as well as unamortized original issue discount related to these notes.

(b) Pro Forma Financial Information

        We are updating in this Form 8-K pro forma information for the nine months ended September 30, 2003 and the year ended December 31, 2002 previously filed in our Form 8-K dated January 7, 2004, Form 10-Q for the quarter ended September 30, 2003 and our Annual Report on Form 10-K, as amended by Amendment Number 1 on Form 10-K/A, for the year ended December 31, 2002.

        Assuming we completed (a) the January 2004 Debt Offering and (b) the December 2003 Debt Issuance (collectively, the "Pro Forma Transactions") in each case as of January 1, 2002, interest expense would have increased and minority interest in earnings of subsidiaries and net income would have decreased by $13.7 million, $3.5 million and $5.2 million, respectively,

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for the nine months ended September 30, 2003 and $18.1 million, $3.2 million and $8.3 million, respectively, for the year ended December 31, 2002.

        Assuming the Pro Forma Transactions had occurred as of September 30, 2003, significant adjustments to our consolidated balance sheet as of September 30, 2003 would include a decrease in other current liabilities of $36.9 million (relating to trade and working capital funding owed to Mentmore and repaid in connection with the Acquisition), a net increase in long-term debt of $154.7 million, a decrease in minority interests of $62.4 million and a net decrease in shareholders' equity of $4.6 million (relating to the debt extinguishment charge).

Key Bond Leverage Ratio

        In Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources of our previously filed Form 10-Q for the nine months ended September 30, 2003 we disclosed that our key bond leverage ratio, as calculated per our bond indentures, was 5.1x as of September 30, 2003. Our key bond leverage ratio, recalculated on a pro forma basis assuming the Pro Forma Transactions had been completed as of January 1, 2002, would increase to 5.5x as of September 30, 2003. We are considering designating Iron Mountain Europe Limited and certain of its subsidiaries as excluded restricted subsidiaries, as defined in our bond indentures, though there can be no assurance that we will do so or as to the timing of any such designation. If we were to do so, the pro forma bond leverage ratio would be 5.1x.

Item 7. Financial Statements and Exhibits

  (c) Exhibits.

EXHIBIT NO.	ITEM
99.1	Press release dated January 15, 2004.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IRON MOUNTAIN INCORPORATED (Registrant)
	By:	/s/ JEAN A. BUA Name: Jean A. Bua Title: Vice President and Corporate Controller
Date: January 16, 2004

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  Item 5. Other Events and Regulation FD Disclosure
  Item 7. Financial Statements and Exhibits
SIGNATURES